EXHIBIT 99.1

FOR MORE INFORMATION Media Contact: Tyler Gronbach 919-297-1541 tyler.gronbach@dexone.com Investor Contact: Jamie Andelman 800-497-6329 invest@dexone.com
DEX ONE ANNOUNCES CFO TRANSITION
Company Commences Search for New CFO
CARY, N.C., May 26, 2011 — Dex One Corporation (NYSE: DEXO) today announced it has commenced a nationwide search for a new chief financial officer to fill the vacancy created by the pending departure of current CFO Steven Blondy, 51, who will step down on or before July 31, 2011.
“We thank Steve for his valuable service to Dex One and its predecessor company R.H. Donnelley. Since joining the company in 2002, Steve has played an important role in expanding operations and improving the company’s cost structure,” said Dex One Chief Executive Officer Alfred Mockett. “His contributions are wide-ranging and we wish him well going forward.”
The separation was mutually agreed upon by the company and Blondy, who will help ensure an orderly transition and receive benefits as outlined in his employment agreement.
A prominent search firm is engaged and is in the process of identifying and evaluating candidates.
About Dex One Corporation
Dex One Corporation (NYSE: DEXO) is a leading marketing solutions provider helping local businesses and their customers connect wherever and whenever they choose to search. Building on its heritage of delivering print-based solutions, the company provides integrated products and services to help its clients establish their digital presence and generate leads. Dex One’s locally based marketing experts offer a broad network of local marketing solutions including online, mobile and print search solutions, such as DexKnows.com. For more information, visit www.DexOne.com.
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Certain statements contained in this press release regarding Dex One Corporation’s future operating results or performance or business plans or prospects and any other statements not constituting historical fact are “forward-looking statements” subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. All forward-looking statements reflect only Dex One’s current beliefs and assumptions with respect to future business plans, prospects, decisions and results, and are based on information currently available to Dex One. Accordingly, the statements are subject to significant risks, uncertainties and contingencies, which could cause Dex One’s actual operating results, performance or business plans or prospects to differ materially from those expressed in, or implied by, these statements.